Exhibit 5.2

[Letterhead of Barnes & Thornburg LLP]

May 10, 2012

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Re:	Carmike Cinemas, Inc. — Registration Statement on Form S-4 relating to $210,000,000 aggregate principal amount of 7.375% Senior Secured Notes due 2019

Ladies and Gentlemen:

We have acted as Indiana counsel to GKC Indiana Theatres, Inc., an Indiana corporation (the “Indiana Guarantor”) in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of $210,000,000 principal amount of 7.375% Senior Secured Notes due 2019 (the “Notes”) of Carmike Cinemas, Inc., a Delaware corporation (the “Company”), to be issued in exchange (the “Exchange Offer”) for the Company’s outstanding 7.375% Senior Secured Notes due 2019 pursuant to an indenture, dated as of April 27, 2012 (the “Indenture”), among the Company, certain subsidiary guarantors (including the Indiana Guarantor) (collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the guarantees (the “Guarantees”) of each of the Guarantors of the Notes, pursuant to the Indenture.

In our capacity as such counsel, we have reviewed the Indenture and form of the Notes. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors, and of certain officers of the Company and the Guarantors.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Indiana Guarantor is a corporation validly existing under the laws of Indiana. The Indiana Guarantor has filed its most recent report required by Indiana law to be filed with the Indiana Secretary of State or the Indiana Guarantor is not yet required to file such report.

Carmike Cinemas, Inc.

May 10, 2012

2. The Indiana Guarantor has all necessary corporate power and authority to enter into the Guarantees and to perform its obligations thereunder.

3. The execution, delivery and performance of the Guarantees have been duly and validly authorized by it.

This opinion is limited in all respects to the laws of the State of Indiana, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.2 to the Registration Statement. This opinion may be relied upon by King & Spalding LLP for the purpose of rendering its opinion to be filed with the Registration Statement.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP